Exhibit 99.1

For Immediate Release
May 7, 2024

Carlyle Secured Lending, Inc. Announces Financial Results For First Quarter Ended 2024, Declares Second Quarter 2024 Dividends of $0.47 Per Common Share

New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CSL” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its first quarter ended March 31, 2024.
Justin Plouffe, CSL’s Chief Executive Officer said, “Consistent with prior quarters, our portfolio continued to deliver steady income and a stable NAV during the first quarter of 2024. It has always been our goal to drive performance with a consistent approach to direct lending anchored in disciplined credit selection and conservative portfolio management. We remain focused on our core middle market strategy and benefit from the differentiation provided by our access to the OneCarlyle platform, while maintaining our ability to be dynamic in response to the market. Discipline and consistency drove performance in the first quarter, and we expect these tenets to drive performance in future quarters.”
Net investment income for the first quarter of 2024 was $0.54 per common share, and net asset value per common share increased by 0.5% for the first quarter to $17.07 from $16.99 as of December 31, 2023. The total fair value of our investments was $1.8 billion as of March 31, 2024.

Dividends
On May 2, 2024, the Board of Directors declared a base quarterly common dividend of $0.40 per share plus a supplemental common dividend of $0.07 per share. The dividends are payable on July 17, 2024 to common stockholders of record on June 28, 2024.

On March 26, 2024, the Company declared a cash dividend on the Preferred Stock for the period from January 1, 2024 to March 31, 2024 in the amount of $0.438 per Preferred Share to the holder of record on March 29, 2024.

Conference Call
The Company will host a conference call at 11:00 a.m. EST on Wednesday, May 8, 2024 to discuss these quarterly financial results. The conference call will be available via public webcast via a link on Carlyle Secured Lending’s website and will also be available on our website soon after the call’s completion.

Carlyle Secured Lending, Inc.
CSL is an externally managed specialty finance company focused on lending to middle-market companies. CSL is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through March 31, 2024, CSL has invested approximately $8.3 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CSL’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CSL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com
Page | 1

About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $425 billion of assets under management as of March 31, 2024, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,200 employees in 28 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
Daniel Hahn	Kristen Greco Ashton
+1-212-813-4928 publicinvestor@carlylesecuredlending.com	+1-212-813-4763 kristen.ashton@carlyle.com
Page | 2